UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SERVICESOURCE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Introductory Note

As previously disclosed, on May 6, 2022, ServiceSource International, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Concentrix Corporation, a Delaware corporation (“Parent”), and Concentrix Merger Sub Inc., a Delaware corporation (“Acquisition Sub”). The Merger Agreement provides that, subject to its terms and conditions, Acquisition Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent. On June 17, 2022, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement for the solicitation of proxies in connection with the special meeting of the Company’s stockholders, to be held on July 20, 2022, for purposes of voting on, among other things, matters necessary to complete the Merger (the “Proxy Statement”). As described in the Proxy Statement, lawsuits have been filed against the Company and the members of the board of directors of the Company related to the Merger. Since the Company filed the Proxy Statement, additional lawsuits have been filed and demand letters received by the Company. The allegations contained in these additional lawsuits and demand letters generally repeat the allegations made in the lawsuits previously disclosed in the Proxy Statement, copies of which were attached to the Proxy Statement.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law, the Company has determined to voluntarily supplement the Proxy Statement with various disclosures. These disclosures are provided in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K will be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. These disclosures should be read in connection with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement. Without agreeing in any way that the disclosures below are material or otherwise required by law, the Company makes the following amended and supplemental disclosures:

SUPPLEMENT TO PROXY STATEMENT

The disclosure on page 6 of the Proxy Statement in the section captioned “Summary—Interests of the Directors and Executive Officers of ServiceSource in the Merger” is hereby supplemented by revising the fifth bullet on the page in its entirety as follows:

•	the possibility of ServiceSource’s executive officers entering into compensatory arrangements with Parent or its affiliates prior to or following the closing of the Merger even though no discussions had occurred between such executive officers and Parent or its affiliates, or between ServiceSource’s directors and Parent or its affiliates, prior to the signing of the Merger Agreement in regard to the terms of post-closing employment or any post-closing directorships; and

The disclosure on page 8 of the Proxy Statement in the section captioned “Summary—Legal Proceedings Regarding the Merger” is hereby supplemented by adding a paragraph after the last paragraph as follows:

Since ServiceSource filed this Proxy Statement on June 17, 2022, additional lawsuits have been filed and demand letters received. The allegations contained in these additional lawsuits and demand letters generally repeat the allegations made in the Lawsuits, copies of which are attached to this Proxy Statement.

The disclosure on page 38 of the Proxy Statement in the section captioned “The Merger—Background of the Merger” is hereby supplemented by revising the eighth complete paragraph on the page in its entirety as follows:

On May 4, 2021, ServiceSource sent an initial draft of a non-disclosure agreement to Company A. Between May 5, 2021 and May 14, 2021, ServiceSource and Company A exchanged comments to the non-disclosure agreement, and, on May 14, 2021, ServiceSource and Company A entered into the non-disclosure agreement. The non-disclosure agreement contained customary obligations to preserve the confidentiality of information provided by each party and included a customary standstill provision that, for a period ending on June 30, 2022, prohibited Company A from, among other things, making a proposal to acquire or engage in a merger or business combination with the Company without the Company’s prior written consent and included a “don’t ask, don’t waive” provision.

The disclosure on page 39 of the Proxy Statement in the section captioned “The Merger—Background of the Merger” is hereby supplemented by revising the fourth complete paragraph on the page in its entirety as follows:

On June 3, 2021, representatives of ServiceSource and Company B met to discuss a possible transaction, and to allow Company B to learn more about ServiceSource’s business. ServiceSource sent an initial draft of a non-disclosure agreement to Company B. Between June 4, 2021 and June 14, 2021, ServiceSource and Company B exchanged comments to the non-disclosure agreement, and, on June 14, 2021, ServiceSource and Company B entered into the non-disclosure agreement. The non-disclosure agreement contained customary obligations to preserve the confidentiality of information provided by each party and included a customary standstill provision that, for a period ending on June 30, 2022, prohibited Company B from, among other things, making a proposal to acquire or engage in a merger or business combination with the Company without the Company’s prior written consent and included a “don’t ask, don’t waive” provision; provided, however, such standstill provision would no longer be applicable in the event the Company executed an agreement that would result in a change in control.

The disclosure on page 40 of the Proxy Statement in the section captioned “The Merger—Background of the Merger” is hereby supplemented by revising the ninth complete paragraph on the page in its entirety as follows:

On October 13, 2021, a representative of Parent emailed Mr. Moore requesting a meeting. Following a brief discussion in which Parent’s representative expressed interest in potentially pursuing an acquisition of ServiceSource, Parent’s representative emailed Mr. Moore a non-disclosure agreement. On October 13, 2021 and October 14, 2021 ServiceSource and Parent exchanged comments to the non-disclosure agreement, and, on October 14, 2021, ServiceSource and Parent executed the non-disclosure agreement. The non-disclosure agreement contained customary obligations to preserve the confidentiality of information provided by each party and included a customary standstill provision that, for a period ending on November 30, 2022, prohibited Parent from, among other things, making a proposal to acquire or engage in a merger or business combination with the Company without the Company’s prior written consent and included a “don’t ask, don’t waive” provision. Following the execution of the non-disclosure agreement, a representative of Parent emailed Mr. Moore a list of preliminary due diligence questions on October 14, 2021.

The disclosure on pages 53 and 54 of the Proxy Statement in the section captioned “The Merger—Opinion of ServiceSource’s Financial Advisor—Selected Public Company Analysis” is hereby supplemented by revising the paragraph beginning on page 53 and ending on page 54 and the first full paragraph on page 54 in their entirety as follows:

Using publicly available information obtained from SEC filings, Wall Street research analyst consensus estimates and other data sources as of May 5, 2022, Centerview calculated, for each selected ServiceSource comparison companies the following figures, ratios and multiples: (i) market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, other equity awards and other convertible securities, as applicable), (ii) enterprise value (calculated as the market value of common equity determined using the treasury stock method and taking into account outstanding in-the-money options, other equity awards and other convertible securities, as applicable, plus debt and less cash, after giving effect to certain adjustments for minority interest and contingent consideration), (iii) projected revenue growth for the calendar year 2021 to calendar year 2022, (iv) projected revenue for the calendar year 2021 to calendar year 2022, and (v) enterprise value as a multiple of revenue. These analyses resulted in a median revenue growth percentage of 4% and a median multiple of enterprise value to projected revenue for calendar year 2022 of 0.6x, in each case, for such selected ServiceSource comparison companies.

The resulting data were as follows (dollars in millions):

	Market Value of Common Equity	Revenue Growth	Revenue	Enterprise Value/Revenue
Atento SA	$738	4%	$1,512	0.7	x

Ibex Ltd.	$324	11%	$518	0.6	x

StarTek, Inc.	$163	(1)%	$696	0.4	x

Median				0.6	x

The disclosure on page 55 of the Proxy Statement in the section captioned “The Merger—Opinion of ServiceSource’s Financial Advisor—Selected Transaction Analysis” is hereby supplemented by revising the first full paragraph on page 55 in its entirety as follows:

The selected transactions considered in this analysis are summarized below (dollars in billions):

Date Announced	Acquiror	Target	Enterprise Value	EV/LTM Revenue Multiple
March 2018	Startek, Inc.	Aegis Ltd.	$0.2	0.6	x

December 2016	Altor Equity Partners	Transcom WorldWide AB	$0.3	0.4	x

July 2016	Convergys Corporation	Buw Management Holding GmbH & Co. KG	$0.1	0.8	x

January 2015	Alorica, Inc.	West Corp. – Agent Services	$0.3	0.5	x

January 2014	Convergys Corporation	Stream Global Services, Inc.	$0.8	0.8	x

September 2013	Concentrix	IBM Customer Care	$0.5	0.4	x

October 2009	Sykes Enterprises, Incorporated	ICT Group, Inc.	$0.2	0.5	x(1)

Mean				0.6	x

Median				0.5	x

(1) Reflects NTM revenue after closing, estimated at time of announcement.

The disclosure on page 56 of the Proxy Statement in the section captioned “The Merger—Opinion of ServiceSource’s Financial Advisor—Discounted Cash Flow Analysis” is hereby supplemented by revising the first and second full paragraphs on page 56 in its entirety as follows:

In performing this analysis, Centerview calculated an implied per share equity range for ServiceSource Common Stock by discounting to present value as of March 31, 2022 using discount rates ranging from 13.25% to 15.50% (reflecting Centerview’s analysis of ServiceSource’s weighted average cost of capital), the forecasted unlevered free cash flows of ServiceSource based on the Forecasts during the period beginning the second quarter of 2022, and ending in December 2025 and extrapolation beginning the first quarter of 2026, and ending in December 2031, and the forecasted use of approximately $340 million of estimated federal net operating loss carryforwards through 2034. The implied terminal value of ServiceSource at the end of the forecast period was estimated by using perpetuity growth rates ranging from 0% to 3.0%. For purposes of this analysis, stock-based compensation was treated as a cash expense.

Based on its analysis, Centerview calculated a range of implied enterprise values of ServiceSource. Centerview subtracted from this range of implied enterprise values ServiceSource’s net debt of approximately $20 million as of March 31, 2022, to derive a range of implied equity values for ServiceSource. Centerview then divided this range of implied equity values by ServiceSource’s fully diluted shares outstanding (calculated based on approximately 99.9 million shares of common stock outstanding, 6.9 million nonvested restricted stock units, 2.1 million nonvested performance stock units and, using the treasury stock method, the dilutive impact of approximately 1.9 million outstanding options with a weighted average exercise price of $2.16) as of May 4, 2022 as set forth in the Internal Data, to derive a range of implied values of ServiceSource Common Stock of $1.38 to $1.86 per share. Centerview then compared this range to the $1.50 per Share in cash, without interest, proposed to be paid to the holders of ServiceSource Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement.

The disclosure on page 56 of the Proxy Statement in the section captioned “The Merger—Opinion of ServiceSource’s Financial Advisor—Other Factors” is hereby supplemented by revising the second bullet on page 56 in its entirety as follows:

•	Premiums Paid Analysis: Centerview reviewed the control premiums paid or payable in certain change of control transactions involving 118 announced and completed transactions involving publicly traded target companies in the United States for which premium data was available in order to compare the premium paid over ServiceSource’s present and historical share prices to that paid in past transactions (for transactions valued between $100 million and $500 million, with cash consideration and completed within the last ten years). For each such transaction, Centerview calculated the premiums in this analysis by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one week and 30 days prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of 15% to 60% to ServiceSource Common Stock price of $1.04 as of May 5, 2022, which resulted in an implied price range of $1.20 to $1.66 per share of ServiceSource Common Stock; and

The disclosure on page 59 of the Proxy Statement in the section captioned “The Merger—Projections Prepared by ServiceSource’s Management” is hereby supplemented by revising the first full paragraph on page 59 in its entirety as follows:

The below table present a summary of the ServiceSource Projections, all of which are non-GAAP financial measures, other than revenue (dollars in millions):

	Fiscal Year Ending December 31,
	2021A	2022E	2023E	2024E	2025E
Revenue	$196	$205	$221	$251	$283

Gross Profit	$64	$68	$74	$88	$104

Operating Expense	$(60)	$(58)	$(61)	$(68)	$(73)

Adjusted EBITDA	$10	$13	$16	$24	$35

Unlevered Free Cash Flow	$(2)	$(5)	$(1)	$1	$9

The disclosure on page 66 of the Proxy Statement in the section captioned “The Merger—Legal Proceedings Regarding the Merger” is hereby supplemented by adding a paragraph after the third full paragraph as follows:

Since ServiceSource filed this Proxy Statement on June 17, 2022, additional lawsuits have been filed and demand letters received. The allegations contained in these additional lawsuits and demand letters generally repeat the allegations made in the Lawsuits, copies of which are attached to this Proxy Statement.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including this proposed transaction. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of the Company. These include the expected timing and likelihood of completion of the proposed transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the possibility that stockholders of the Company may not approve the merger, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s securities, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on its operating results and businesses generally, or the risk the pending proposed transaction could distract management of the Company and it will incur substantial costs. All such factors are difficult to predict and are beyond the Company’s control, including those detailed in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on its website at http://www.servicesource.com and on the SEC’s website at http://www.sec.gov.

All forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Additional Information and Where to Find It

This document does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the pending acquisition of the Company by Parent (the “Transaction”). The Company has filed a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the holders of the Company’s common stock to approve the Transaction. Promptly after filing the definitive Transaction Proxy Statement with the SEC, the Company mailed the definitive Transaction Proxy Statement and a proxy card to each shareholder entitled to vote at the special meeting to consider the Transaction. SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about the Company once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at http://www.servicesource.com or to the Company’s stockholders by contacting Chad Lyne at investorrelations@servicesource.com.

Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the Transaction. Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 1, 2022 (the “2022 Proxy Statement”). These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Transaction Proxy Statement and other relevant materials to be filed with the SEC when such materials become available. Investors should read the Transaction Proxy Statement carefully before making any voting decisions. You may obtain free copies of these documents from the Company using the contact information indicated above.